November 18, 2004

FOR IMMEDIATE RELEASE

                                                       Contact: Charles G. Urtin

                                                           Phone: (724) 863-3100

                                                     email: CUrtin@IrwinBank.com



                   CHAIRMAN OF THE BOARD OF DIRECTORS RESIGNS


IRWIN, PA, November 18, 2004 - Irwin Bank & Trust Company, a wholly owned subsidiary of IBT Bancorp, Inc. (AMEX: IRW), today announces that Mr. J. Curt
Gardner has submitted his resignation as a Director of IBT Bancorp, Inc. and Irwin Bank & Trust Company, effective immediately. Mr. Gardner was the Chairman of the Board of Directors of both companies.

Mr. Gardner's tenure as former President and as Chairman is highlighted by the Company's consistent growth and his personal commitment to the fundamental principles of Community Banking. He was committed to the philosophy that as community institutions, local banks should provide leadership and financial opportunity to all segments of the population and businesses they serve. His legacy will be underscored by that belief and by the Company's outstanding performance under his leadership.

Mr. Gardner's career at Irwin Bank & Trust Company began in 1962. He served as President from 1985 until his retirement in 1999. He became a director in 1980 and was elected Chairman of the Board in 2001.

                                    - more -



Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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